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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-02792, Form S-4 No. 333-05977 and Form S-4 No. 333-42655) of
Orthodontic Centers of America, Inc. and in the related Prospectuses of our report dated April 12, 2001, with respect to the consolidated financial statements and schedule of Orthodontic Centers of America, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.

We consent to the use of our report dated April 12, 2001, included in the Annual Report (Form 10-K) of Orthodontic Centers of America, Inc. for the year ended December 31, 2000, with respect to the consolidated financial statements, as amended, included in this Form 10-K/A-2.

                                          /s/ Ernst & Young LLP

New Orleans, Louisiana
October 4, 2001